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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549


                                SCHEDULE 13G/A

                   Under the Securities Exchange Act of 1934

                              (Amendment No. 1)*


                   Integrated Systems Consulting Group, Inc.
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                               (Name of Issuer)

                                 Common Stock
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                        (Title of Class of Securities)

                                  00045813K1
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                                (CUSIP Number)





*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



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CUSIP No. 00045813K1                                               Page 2 of 3

1.       NAME OF REPORTING PERSON
         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         David S. Lipson
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2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)  [_]
                                                              (b)  [_]
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3.       SEC USE ONLY

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4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         United States

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          NUMBER OF        5.       SOLE VOTING POWER
           SHARES                   2,917,879
        BENEFICIALLY
          OWNED BY         6.       SHARED VOTING POWER
            EACH                    none
          REPORTING
           PERSON          7.       SOLE DISPOSITIVE POWER
            WITH                    2,917,879

                           8.       SHARED DISPOSITIVE POWER
                                    none
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9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         2,917,879

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10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
         [_]
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11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         36.7%

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12.      TYPE OF REPORTING PERSON*

         IN

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*        SEE INSTRUCTION BEFORE FILLING OUT!

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CUSIP No.     00045813K1                                           Page 3 of 3

         This is Amendment No. 1 (this "Amendment") to the Statement on
Schedule 13G filed by David S. Lipson (the "Reporting Person") on February 14, 1997 (the "Original Statement"). Except as amended hereby, the contents of the Original Statement are incorporated herein by reference. Any capitalized term not defined herein has the meaning given to it in the Original Statement.

         This Amendment relates to the common stock, par value $.005 per share of Integrated Systems Consulting Group, Inc., a Pennsylvania corporation, and is filed pursuant to Rule 13d-2 under the Securities Exchange Act of 1934, as amended. This Amendment is filed to disclose the change in the amount of securities beneficially owned by the Reporting Person.

         Except as specifically modified, amended or supplemented by this Amendment all of the information in the Original Statement is hereby confirmed.

Item 4 of the Original Statement is amended and supplemented as follows:

Item 4.  Ownership

(a)      Amount Beneficially Owned:  2,917,879 shares of common stock

(b)      Percent of Class:  36.7%

(c) Number of shares as to which such person has:

         (i)  sole power to vote or to direct the vote:  2,917,879
         (ii) shared power to vote or to direct the vote:  none
         (iii) sole power to dispose or to direct the disposition of:  2,917,879
         (iv) shared power to dispose or to direct the disposition of: none


                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                February 17, 1998
                                                -----------------
                                                    Date

                                                /s/ David S. Lipson
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                                                    Signature

                                                David S. Lipson/
                                                Chairman of the Board
                                                Chief Executive Officer
                                                President and Treasurer
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                                                    Name/Title